Exhibit 99.(19)

SUMMARY PROSPECTUS FOR NEW INVESTORS

MAY 1, [   ]

PACIFIC PROTECTOR VUL

Issued by Pacific Life Insurance Company through Pacific Select Exec Separate Account A of Pacific Life Insurance Company

This summary prospectus summarizes key features of Pacific Protector VUL, a flexible premium variable life insurance policy. Before you invest, you should also review the prospectus for this policy, which contains more information about the policy’s features, benefits, and risks. You can find this document and other information about the policy online at [    ]. You can also obtain this information at no cost by calling [    ] or by sending an email request to [    ].

If you are a new investor in the Policy, you may cancel your Policy within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Policy value. You should review this prospectus, or consult with your life insurance producer, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance, has been prepared by the SEC’s staff and is available at Investor.gov.

Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the shareholder reports for portfolio companies available under your Contract, will no longer be sent by mail, unless you specifically request copies of the reports from us. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from us electronically by indicating so on the application, at www.PacificLife.com, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically.

You may elect to receive all future reports in paper free of charge. You can inform us that you wish to continue receiving paper copies of your shareholder reports by calling (833) 455-0901 or visit www.PacificLife.com/PrintedShareholderReports. Your election to receive reports in paper will apply to all portfolio companies available under your Contract.

TABLE OF CONTENTS

SPECIAL TERMS	2
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY	5
OVERVIEW OF THE POLICY	7
STANDARD DEATH BENEIT UNDER THE POLICY	8
OTHER BENEFITS AVAILABLE UNDER THE POLICY	9
BUYING THE POLICY	11
HOW YOUR POLICY CAN LAPSE	12
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY	13
ADDITIONAL INFORMATION ABOUT FEES	14
FUNDS AVAILABLE UNDER THE POLICY APPENDIX	18

SPECIAL TERMS

In this prospectus, you or your mean the policyholder or Owner. Pacific Life, we, us or our refer to Pacific Life Insurance Company. Fund, or, collectively, the Funds, refer to one of the funds providing underlying portfolios for the Variable Investment Options offered under the Policy. Policy means a Pacific Protector VUL variable life insurance policy, unless we state otherwise.

Accounts – consist of the Fixed Account, the Variable Accounts, and the Loan Account, each of which may be referred to as an Account.

Account Additions – will increase the Fixed Account Value and/or the Variable Account Value based on your Allocation Instructions.

Account Deductions – treated as a proportionate deduction from the Fixed and Variable Account Value until each have been reduced to zero.  In lieu of the above, we make available other ways to make deductions from the Fixed Account or Variable Investment Options. Call us for any available deduction options.

Accumulated Value – the total amount of your Policy’s Variable Account Value, Fixed Account Value, and the Loan Account Value, on any Business Day.

Allocation Instructions – your instruction to us that identifies the Investment Option(s) to which Net Premium and other Account Additions will be allocated. You may elect to change your Allocation Instructions at any time by Written Request. A change will be effective as of the end of the Business Day on which we receive such Written Request.

Age – the Insured’s age on his/her birthday nearest the Policy Date. We add one year to this Age on each Policy Anniversary.

Basic Face Amount – is the sum of the Face Amounts of all Basic Life Coverage Layers on the Insured. The Face Amount of the initial Basic Life Coverage is shown in the Policy Specifications.

Basic Life Coverage – is insurance Coverage on the Insured provided by this Policy as shown in the Policy Specifications and any related Supplemental Schedule of Coverage. Certain Riders may provide life insurance Coverage, but such amounts are not included in the Basic Life Coverage.

Basic Life Coverage Layer – is a layer of insurance coverage on the Insured. There may be one or more Basic Life Coverage Layers created at issue. In addition, each increase in Basic Face Amount will create a new Basic Life Coverage Layer.  Each Basic Life Coverage Layer has its own Face Amount, Risk Class, Coverage Layer Date, and set of charges. Initial amounts will be shown in the Policy Specifications and any additional coverage layers added after issue will be show in the Supplemental Schedule of Coverage.  The Face Amount of a Basic Life Coverage Layer that is added after issue may be decreased to zero, but it cannot be terminated.

Beneficiary – the person, people, entity or entities you name to receive the Death Benefit Proceeds.

Business Day – any day that the New York Stock Exchange and our Life Insurance Division are open. It usually ends at 4:00 p.m. Eastern time. A Business Day is called a valuation day in your Policy.

Cash Surrender Value – the Policy’s Accumulated Value less any surrender charge.

Cash Value Accumulation Test – the Death Benefit Qualification Test available under the Policy, and defined in Section 7702(b) of the Tax Code.

Class – is used in determining Policy charges, interest credited, and certain limitations on Policy features and benefits and depends on a number of factors, including but not limited to the Death Benefit, Basic Face Amount and Face Amount, Coverage Layer, Policy Date, Policy duration, premiums paid, source of premium, Policy ownership structure, underwriting type, reinsurance, the Age and Risk Class of the Insured, requested or scheduled additions or increases of Coverage Layers, and the presence of optional Riders and benefits.

Code or Tax Code – is the U.S. Internal Revenue Code of 1986, as amended.

Coverage – insurance coverage on the Insured as provided by the Policy or other attached Riders.

Coverage Layer – is insurance coverage on the Insured provided by this Policy. Generally, increases in the Basic Face Amount under the Policy are referred to as a “Coverage Layer”.

Coverage Layer Date – is the effective date of a particular Coverage Layer and is the date used to determine Coverage Layer months, years and anniversaries. The Coverage Layer Date for the initial Coverage Layer is the Policy Date as shown in the Policy Specifications.

Death Benefit – the amount which is payable on the date of the Insured’s death.

Death Benefit Proceeds – the amount which is payable to the Beneficiary on the date of the Insured’s death, adjusted as provided in the Policy.

Death Benefit Qualification Test – is the Cash Value Accumulation Test for this Policy. This test determines what the lowest Minimum Death Benefit should be in relation to a Policy’s Accumulated Value. The test under the Policy is defined in Section 7702 of the Tax Code.

Evidence of Insurability – is information, including medical information, satisfactory to us that is used to determine insurability and the Insured’s Risk Class, subject to our approval and issue limits.

Face Amount – the amount of insurance Coverage on the Insured provided by the Policy Coverage, as shown in the Policy Specifications and any related Supplemental Schedule of Coverage. The Face Amount is subject to increase or decrease as provided elsewhere in the Policy.

Fixed Account – an account that is part of our General Account to which all or a portion of Net Premium payments may be allocated for accumulation at a fixed rate of interest declared by us.

Fixed Account Value – the total amount of your Policy’s value allocated to the Fixed Accounts.

Fixed Options – Investment Options that are part of our General Account. Currently, the Fixed Option available as of the Policy Date is the Fixed Account. Net Premiums and Accumulated Value under the Policy may be allocated to the Fixed Account.

Free Look Transfer Date – the day we transfer Accumulated Value from the Fidelity® VIP Government Money Market Variable Account to the Investment Options you chose.

Fund –DFA Investment Dimensions Group Inc., Fidelity® Variable Insurance Products Funds, Neuberger Berman Advisers Management Trust, Pacific Select Fund, and The Vanguard Group, Inc.

General Account – includes all of our assets, except for those held in the Separate Account, or any of our other separate accounts.

Grace Period – a 61-day period, beginning on the date we send you, and anyone to whom you have assigned your Policy, notice that your Policy’s Net Cash Surrender Value is less than the total monthly charge.  The Grace Period gives you 61 days in which to pay sufficient premium to keep your Policy In Force and prevent your Policy from lapsing.

Illustration – a display of Policy benefits based upon the assumed Age and Risk Class of an Insured, Face Amount of the Policy, Death Benefit, premium payments, and historical or hypothetical gross rate(s) of return.

In Force – means a Policy is in effect and provides a Death Benefit on the life of the Insured.

In Proper Form – is when we will process your requests once we receive all letters, forms or other necessary documents, completed to our satisfaction. In Proper Form may require, among other things, a notarized signature or some other proof of authenticity. We do not generally require such proof, but we may ask for proof if it appears that your signature has changed, if the signature does not appear to be yours, if we have not received a properly completed application or confirmation of an application, or for other reasons to protect you and us. Call us or contact your life insurance producer if you have questions about the In Proper Form requirement for a request.

Insured – the person on whose life the Policy is issued.

Investment Option – consist of the Variable Options, any available Fixed Option, or any additional investment options that may be added.

Loan Account – an account which holds amounts transferred from the Investment Options as collateral for loans.

Loan Account Value – is equal to the Loan Account plus any loan interest credit.

Minimum Death Benefit – is equal to the Minimum Death Benefit Percentage multiplied by the cash surrender value as determined under applicable tax law. At no time will the Minimum Death Benefit be less than the minimum amount we determine to be required for this Policy to qualify as life insurance under the Code.

Minimum Death Benefit Percentage – is a factor used to determine the Minimum Death Benefit. The Minimum Death Benefit Percentages as of the Policy Date are shown in the Policy Specifications.

Modified Endowment Contract – a type of life insurance policy as described in Section 7702A of the Tax Code, which receives less favorable tax treatment on distributions of cash value than conventional life insurance policies. Classification of a Policy as a Modified Endowment Contract is generally dependent on the amount of premium paid during the first seven Policy Years, or after a material change has been made to the Policy.

Monthly Deduction – an amount that is deducted monthly from your Policy’s Accumulated Value on the Monthly Payment Date until the Monthly Deduction End Date. See YOUR POLICY’S ACCUMULATED VALUE – Monthly Deductions in this Prospectus for more information.

Monthly Deduction End Date – is the date when Monthly Deductions end as shown in the Policy Specifications.

Monthly Payment Date – the day we deduct monthly charges from your Policy’s Accumulated Value. The first Monthly Payment Date is your Policy Date, and it is the same day each month thereafter.

Net Accumulated Value – the Accumulated Value less any Policy Debt.

Net Amount At Risk – the difference between the Death Benefit payable if the Insured died and the Accumulated Value of your Policy. We use a Net Amount At Risk to calculate the Cost of Insurance Charge. For Cost of Insurance Charge purposes, the Net Amount At Risk is equal to the Death Benefit as of the most recent Monthly Payment Date divided by [1.0008295], reduced by the Accumulated Value of your Policy.

Net Cash Surrender Value – the Cash Surrender Value less any Policy Debt.

Net Premium – premium paid less any premium load deducted.

Owner – the person named on the application who makes the decisions about the Policy and its benefits while it is In Force. Two or more Owners are called Joint Owners.

Policy Anniversary – the same day as your Policy Date every year after we issue your Policy.

Policy Date – the date upon which life insurance coverage under the Policy becomes effective. The Policy date is used to determine the Monthly Payment Date, Policy months, Policy Years, and Policy monthly, quarterly, semi-annual and annual anniversaries.

Policy Specifications – summarizes information specific to your Policy at the time the Policy is issued. We will send you updated Policy Specification pages or supplemental schedules if you change your Policy’s Face Amount or any of the Policy’s other benefits.

Premium Band – the amount used to determine any General Account surplus premium load that may apply for premium paid that is greater than the Premium Band amount.

Policy Year – starts on your Policy Date and each Policy Anniversary and ends on the day before the next Policy Anniversary.

Riders – may provide extra benefits, some at additional cost. Any optional Rider which offers additional life insurance Coverage on the Insured will have an initial Face Amount and any increase is also referred to as a “Coverage Layer”.

Risk Class – is determined during the underwriting process and is used to determine certain Policy charges.

Separate Account – the Pacific Select Exec Separate Account, a separate account of ours registered as a unit investment trust under the Investment Company Act of 1940.

Policy Debt – the amount necessary to repay any loan in full. It is equal to the Loan Account plus any accrued loan interest charge.

Supplemental Schedule of Coverage – is the written notice we will provide you reflecting certain changes made to your Policy after the Policy Date.

Surrender Charge – a charge that may apply and reduce the Policy’s Accumulated Value if you surrender your Policy.

Total Face Amount – the sum of all Basic Face Amounts. The Total Face Amount is used in determining the Death Benefit under this Policy and the initial Total Face Amount is shown on the cover of your Policy or subsequent Supplemental Schedule of Coverage.

Variable Account – a subaccount of the Separate Account which invests in shares of a corresponding portfolio of an underlying Fund.

Variable Account Value – the total amount of your Policy’s Accumulated Value allocated to the Variable Accounts.

Variable Investment Option (“Variable Option”) – a Variable Account available under this Policy that is part of the Separate Account.

When the Policy is In Force – This Policy is In Force as of the Policy Date, subject to your acceptance of the delivered Policy and payment of the initial premium.

Written Request – your signed request in writing, which may be required on a form we provide, and received by us at our Administrative Office In Proper Form, containing information we need to act on the request. Written Request includes an electronic request provided in a form acceptable to us.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY

FEES AND EXPENSES				LOCATION IN PROSPECTUS
Charges for Early Withdrawals (surrender charge)

If you surrender your Policy within the first 15 years of any Basic Life Coverage Layer added to the Policy (each Basic Life Coverage Layer will have its own 15-year period from the date it went into effect) you will be assessed a surrender charge of up to a maximum of $[     ] per $1,000 of Basic Face Amount. This charge will vary based on upon the individual characteristics of the Insured and other options chosen.

For example, if you surrender your Policy within the first 15 years of Policy issue, you could pay a surrender charge up to $[        ] on a $100,000 of Basic Face Amount.

Fee Tables; Surrendering Your Policy
Transaction Charges

In addition to surrender charges, you may also be charged for other transactions. These other charges may include charges for each premium paid, withdrawal charge for partial withdrawals, transfer fees for transfers among the Investment Options, and Illustration request fees.

Fee Tables; Deductions From Your Premiums; Making Withdrawals;
Ongoing Fees and Expenses (annual charges)

In addition to surrender charges and transaction charges, an investment in the Policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the Policy and the cost of optional benefits available under the Policy, and such fees and expenses are set based on characteristics of the Insured (e.g. age, sex, and rating classification). Please review the Policy Specifications page of your Policy for rates applicable to your Policy.

You will also bear expenses associated with the Funds under the Policy, as shown in the following table:

Fee Tables; Monthly Deductions; Funds Available Under the Policy Appendix
	ANNUAL FEE	MINIMUM	MAXIMUM
	Investment Options (Fund fees and expenses)	[ ]%[1]	[ ]%[1]

1     As a percentage of Fund assets. The minimum and maximum percentages also include an asset charge maximum of 0.36% which is assessed against the amount of unloaned Accumulated Value. The asset charge is deducted monthly.

RISKS		LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.	Principal Risks
Not a Short-Term Investment

This Policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The Policy is designed to provide a death benefit and to help other long-term financial objectives. This Policy may not be the right kind of policy if you plan to withdraw money or surrender your Policy for short-term needs.

Surrender charges apply for up to 15 years and any withdrawals may be subject to income tax.

Principal Risks Surrendering Your Policy
Risks Associated with Investment Option

An investment in this Policy is subject to the risk of poor investment performance and can vary depending on the performance of the Investment Options available under the Policy (e.g. Funds).

Each Investment Option (including the Fixed Account) will have its own unique risks.

You should review, working with your life insurance producer, the Investment Options before making an investment decision.

Principal Risks Funds Available Under the Policy Appendix
Insurance Company Risks

Investment in the Policy is subject to the risks related to us, and any obligations (including under any the Fixed Account), guarantees, or benefits are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about us, including our financial strength ratings, is available upon request by calling us at (800) 347-7787 or visiting our website at www.PacificLife.com.

Principal Risks
Contract Lapse

Your Policy remains In Force as long as your Net Cash Surrender Value is not less than your Policy’s monthly deductions of Policy charges. Insufficient premium payments, poor investment performance, withdrawals, and unpaid loans or loan interest may cause your Policy to lapse.  If the Policy lapses, that means no death benefit will be paid. There are costs associated with reinstating a lapsed Policy.

Principal Risks Lapsing and Reinstatement
RESTRICTIONS
Investments

Transfers between Variable Investment Options are limited to 25 each calendar year. Transfers to or from a Variable Investment Option cannot be made before the seventh calendar day following the last transfer to or from the same Variable Investment Option. Additional Fund and Fixed Account transfer restrictions apply.

Certain Funds may stop accepting additional investments into their portfolio or may liquidate a portfolio. In addition, if a Fund determines that excessive trading has occurred, they may limit your ability to continue to invest in their Fund for a certain period of time.

We reserve the right to add, remove, close to new investment, or substitute Funds as Investment Options.

Transferring Among Investment Options and Market-Timing Restrictions; Funds Available Under the Contract Appendix

Optional Benefits

We offer several optional benefits in the form of a rider to the Policy. Various optional benefits are available and some have an additional charge. Not all riders are available in every state, some riders may only be added when you apply for your Policy, and may not be available for all policies. We may stop offering an optional benefit at any time for new purchases.

Certain optional benefits limit or restrict the Investment Options that you may select under the Contract. We may change these limits or restrictions in the future.

Optional Riders and Benefits Funds Available Under the Contract Appendix
TAXES
Tax Implications

Consult with a tax professional to determine the tax implications of an investment in and payments received under the Policy. Distributions may be subject to ordinary income tax and may be subject to tax penalties. There is no additional tax benefit to you if the Policy is purchased through a tax-qualified plan.

Variable Life Insurance and Your Taxes
CONFLICTS OF INTEREST
Investment Professional Compensation

Some life insurance producers may receive compensation for selling this Policy to you in the form of commissions, additional payments, and non-cash compensation. These life insurance producers may have a financial incentive to offer or recommend this Policy over another investment.

Distribution Arrangements
Exchanges

Some life insurance producers may have a financial incentive to offer you a new policy in place of the one you already own.

You should only exchange your policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.

Policy Exchange Distribution Arrangements

OVERVIEW OF THE POLICY

Purpose

This primary purpose of the Policy is to provide life insurance protection and flexibility for premium payments, the death benefit, and investment selections to meet your specific life insurance needs. A life insurance policy may be appropriate if you are looking to provide a death benefit for family members or others or to help meet other long-term financial objectives. Discuss with your life insurance producer whether a variable life insurance policy, optional benefits and underlying Investment Options are appropriate for you, taking into consideration your age, income, net worth, tax status, insurance needs, financial objectives, investment goals, liquidity needs, time horizon, risk tolerance and other relevant information. Together with your life insurance producer, you can decide if a variable life insurance policy is right for you. Also, before you purchase this Policy, you may request a personalized illustration of your hypothetical future benefits under the Policy based on your personal characteristics (e.g. age and risk class), planned premium, any rider requested, and other selections made.

Premiums

After you pay the first premium payment, the Policy gives you the flexibility to choose the amount and frequency of your additional premium payments within certain limits. You may schedule your premium payments, referred to as planned premiums, on an annual, semi-annual or quarterly basis. You are not required to pay any planned premiums. However, payment of insufficient premiums may result in a lapse of the Policy. There is no guarantee that your Policy will not lapse even if you pay your planned premium. You should consider a periodic review of your Policy with your life insurance producer.

Your Net Premium payments may be allocated to Variable Investment Options (each of which invests in a corresponding portfolio of various Funds) or the Fixed Account which provides a guaranteed minimum interest rate.

Additional information about the Funds is provided in the FUNDS AVAILABLE UNDER THE POLICY APPENDIX to this Prospectus.

Federal tax law puts limits on the premium payments you can make in relation to your Policy’s Death Benefit. We may refuse all or part of a premium payment you make, or remove all or part of a premium from your Policy and return it to you under certain circumstances.  For example, if the amount of premium you paid would result in your Policy no longer qualifying as life insurance or becoming a Modified Endowment Contract under the Tax Code.

The Policy offers the following Investment Option transfer services at no additional cost: Dollar Cost Averaging, Portfolio Rebalancing, First-Year Transfer and the Fixed Option Interest Sweep.

Policy Features

Death Benefit

While the Policy is In Force, subject to the Policy terms, we will pay death benefit proceeds to the Beneficiary upon the death of the Insured. The death benefit proceeds equal the death benefit less any outstanding loan or unpaid Policy charges. You may choose between two Death Benefit Options:

•     Option A – the Total Face Amount of the Policy, or

•     Option B – the Total Face Amount of the Policy plus the Accumulated Value.

Withdrawals

You can withdraw part of the Accumulated Value starting on your Policy’s first anniversary. Each withdrawal must be at least $200 and after a withdrawal, the remaining Accumulated Value less any loan amount must be at least $500. Making a withdrawal may have tax consequences and may increase the risk of the Policy lapsing.

Surrender

You can surrender your Policy at any time while the Insured is alive. Any outstanding loan, loan interest, or surrender charge will be deducted and surrender proceeds will be paid in a single lump sum check. Upon surrender, you will have no life insurance coverage under this Policy. A surrender may have tax consequences.

Loans

You can borrow money from us any time after the Free Look Transfer Date. The maximum amount available to borrow is less than 100% of your Accumulated Value. The minimum amount you can borrow is $200. Loans may have tax consequences. A loan is available based on the Accumulated Value allocated to any of the Investment Options. When you borrow money from us, we use your Policy’s Accumulated Value as security. You pay interest on the amount you borrow which is due on your Policy Anniversary. The Accumulated Value set aside to secure your loan is transferred to a Loan Account which earns interest daily.

Optional Benefits

The Policy offers several optional benefits and riders (some for an additional charge) that may provide supplemental benefits under the Policy. Your life insurance producer can help you determine if any of these riders are suitable for you. These riders may not be available in all states. Any charges associated with each rider are presented in the FEE TABLES section below.

Riders available are:

Flexible Duration No-Lapse Guarantee Rider	Premier Living Benefits Rider
Short-Term No-Lapse Guarantee Rider	Premier Living Benefits Rider 2
Conversion Rider	Terminal Illness Rider
Premier Chronic Illness Rider

STANDARD DEATH BENEFITS

If your application meets our underwriting and administrative requirements, and we approve it, insurance coverage under the Policy becomes effective on the Policy Date. The Death Benefit will always be the greater of the Death Benefit Option you choose or the Minimum Death Benefit.

Death Benefit Options

The Policy offers two Death Benefit Options, Options A and B. The Death Benefit Option you choose will generally depend on which is more important to you: a larger Death Benefit or building the Accumulated Value of your Policy.

•     Death Benefit Option A – your Death Benefit will be the Total Face Amount of your Policy.

•     Death Benefit Option B – your Death Benefit will be the Total Face Amount of your Policy plus its Accumulated Value.

Here are some things you need to know about the Death Benefit Options:

•     You choose your Death Benefit Option on your Policy application.

•     If you do not choose a Death Benefit Option, we will assume you have chosen Option A.

•     The Death Benefit will never be lower than the Total Face Amount of your Policy if you have chosen Option A or B.

•     You may change your Death Benefit Option subject to certain limits. We will not change your Death Benefit Option if it means your Policy will be treated as a Modified Endowment Contract, unless you have told us in writing that this would be acceptable to you.

Minimum Death Benefit

This Policy provides a Minimum Death Benefit which is intended to ensure that your Policy qualifies as life insurance under the Tax Code and is based upon the Cash Value Accumulation Test.

Calculation and Payment of the Death Benefit

We will pay Death Benefit Proceeds to your Beneficiary after the Insured dies while the Policy is still In Force. We calculate the amount of the Death Benefit Proceeds effective the end of the day the Insured dies. Your Policy’s Beneficiary must send us proof that the Insured died while the Policy was In Force, along with payment instructions. Your Beneficiary can choose to receive the Death Benefit Proceeds in a lump sum or we may make other options available in addition to the single check option.

Death Benefit Proceeds equal the total of the Death Benefits provided by your Policy, minus any Policy Debt and any overdue Policy charges.

The Total Face Amount

The Total Face Amount of your Policy is used to determine the Death Benefit as well as certain Policy charges, including the cost of insurance, coverage charge and surrender charges. Your Policy’s initial amount of insurance Coverage, which you select in your application, is its initial Basic Face Amount. The Policy’s Total Face Amount is the sum of the Basic Face Amounts of all Coverage Layers. The Coverage Layers you select in your application are effective on the Policy Date. You will find your Policy’s Total Face Amount, which includes any increases or decreases, in the Policy Specifications in your Policy.

You can increase or decrease your Policy’s Total Face Amount as long as we approve it. If you change the Face Amount, we will send you a Supplemental Schedule of Coverage for benefits and premiums.

OTHER BENEFITS AVAILABLE UNDER THE POLICY

In addition to the standard death benefits associated with your Policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the ADDITIONAL INFORMATION ABOUT FEES section.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitations
Short-Term No-Lapse Guarantee Rider	Protects the Policy from lapsing for a period of time due to poor Policy performance.	Standard

•     Automatically issued on your Policy if Insured is age 79 and younger and Death Benefit Option A or B is chosen at Policy Issue.

•     Guarantee period ranges from 5 to 15 years based on Insured’s age at Policy issue.

•     Benefit will be provided if a certain amount of premium is paid each Policy month.

•     Policy loans or withdrawals taken will reduce the benefit.

•     Benefit will terminate if any rider added to the Policy after issue has charges.

Conversion Rider	Allows you to convert certain insurance coverages into a new Policy.	Standard	• Automatically added at Policy issue. • If the Policy’s Face Amount has been increased and that resulted in insurance protection with Risk Classes that differ from the Policy’s original insurance

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitations

protection, the new Policy will be issued with the Risk Class of the most recent insurance protection added.

•     If exercised, a new Policy will be issued and any insurance protection under this Policy will terminate.

Flexible Duration No-Lapse Guarantee Rider	Provides that the Policy and any optional benefits you have selected will remain In Force for a duration you choose, no matter how the market performs.	Optional

•     Must be elected at Policy issue.

•     Additional cost applies.

•     Available if Insured is at least 18 and no older than age 85 at Policy issue.

•     The no-lapse guarantee applies as long as the Net No-Lapse Guarantee Value (No-Lapse Guarantee Value less any Policy Debt) is greater than zero.

•     The No-Lapse Guarantee Value depends on a number of factors including amount and timing of premium paid and hypothetical values under the rider which are affected by Policy loans, withdrawals, interest rates, Policy changes, and other factors.

•     Benefit will terminate upon electing an increase in Face Amount under the Policy.

Premier Chronic Illness Rider	Provides access to a portion of the Policy death benefit proceeds if the Insured has been certified as chronically ill.	Optional

•     Must be elected at Policy issue.

•     Additional cost applies.

•     Available if Insured is at least age 18 and no older than age 75 at Policy issue.

•     Subject to the eligibility and other conditions described in the Rider.

•     When benefits are paid, the Policy death benefit will be reduced by an amount greater than the benefit payment. Other Policy values will be reduced pro rata.

•     Chronic illness benefits may be requested once every 12-month period.

Premier Living Benefits Rider 2	Provides access to a portion of the Policy death benefit proceeds if the Insured has been certified as a chronically ill individual or terminally ill individual.	Optional

•     Must be elected at Policy issue.

•     Not available for Policies issued in California.

•     Cannot be issued with the Terminal Illness Rider.

•     No additional cost, but upon any benefit payments, the Policy death benefit and other values will be reduced. When benefits are paid, the Policy death benefit will be reduced by an amount greater than the

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitations

benefit payment. Other Policy values will be reduced pro rata.

•     Subject to the eligibility and other conditions described in the Rider.

•     Chronic illness benefits may be requested once every 12-month period.

Premier Living Benefits Rider	Provides access to a portion of the Policy death benefit proceeds if the Insured has been certified as a chronically ill individual.	Optional

•     Must be elected at Policy issue.

•     Only available for Policies issued in California.

•     No additional cost, but upon any benefit payments, the Policy death benefit and other Policy values will be reduced. When benefits are paid, the Policy death benefit will be reduced by an amount greater than the benefit payment. Other Policy values will be reduced pro rata

•     Subject to the eligibility and other conditions described in the rider.

•     Benefits may be requested once every 12-month period.

•     Chronic illness must be certified by a licensed health care practitioner (not the insured, owner, beneficiary, or relative).

Terminal Illness Rider	Provides access to a portion of the Policy death benefit proceeds if the Insured has been certified as a terminally ill individual.	Optional

•     Must be elected at Policy issue.

•     Not available for Policy’s issued with the Premier Living Benefits Rider 2, unless the insured did not qualify for the Premier Living Benefits Rider 2.

•     No additional cost, but upon any benefit payments, the Policy death benefit and other Policy values will be reduced. When benefits are paid, the Policy death benefit will be reduced by an amount greater than the benefit payment. Other Policy values will be reduced pro rata.

•     Subject to the eligibility and other conditions described in the Rider.

•     Terminal illness must be certified by a licensed physician (not the insured, owner, beneficiary, or any relative).

BUYING THE POLICY

Issuing the Policy

Your life insurance producer will assist you in completing your application for the Policy. Your life insurance producer’s broker-dealer firm has up to 7 business days to review the application before it is sent to us. If we approve your application, we will issue your Policy. If your application does not meet our underwriting and administrative requirements, we can reject it or ask you for more information. The maximum issue age is 90.

Your Initial Premium

We apply your first premium payment to the Policy on the later of the day we receive it or the day we receive all contractual and administrative requirements, and the initial premium necessary for your Policy to be In Force. The required initial premium amount is stated in the Policy Specifications.

After the initial premium payment, your Policy gives you the flexibility to choose the amount and frequency of your premium payments within certain limits. Each premium payment must be at least $50 unless a lower premium payment is required to keep the Policy In Force.

Planned Premium Payments

You can schedule the amount and frequency of your premium payments. We refer to scheduled premium payments as your planned premium. Here’s how it works:

•     You indicate whether you want to make premium payments annually, semi-annually, or quarterly. You can also choose monthly payments using our monthly electronic funds transfer plan. If you want to change the scheduled premium payment amount or frequency, contact us in writing.

•     We send you a notice to remind you of your scheduled premium payment (except for monthly electronic funds transfer plan payments, which are paid automatically). If you own more than one Policy, you can request us to send one notice – called a list bill – that reminds you of your payments for all of your Policies. We require at least three participants for a list bill. You can choose to receive the list bill every month.

•     If you have any Policy Debt, we will treat any payment you make during the life of your Policy as a loan repayment, not as a premium payment, unless you tell us otherwise in writing. When a payment, or any portion of it, exceeds your Policy Debt, we will treat it as a premium payment.

You do not have to make the premium payments you have scheduled. However, not making a premium payment may have an impact on any financial objectives you may have set for your Policy’s Accumulated Value and Death Benefit, and could cause your Policy to lapse. Even if you pay all your premiums when they’re scheduled, your Policy could lapse if the Cash Surrender Value, less any Policy Debt, is less than your monthly charges on the day we make the deduction.

Limits on the Premium Payments You Can Make

We will not accept premium payments after your Policy’s Monthly Deduction End Date.

Federal tax law puts limits on the amount of premium payments you can make in relation to your Policy’s Death Benefit. These limits apply in the following situations:

•     If applying the premium in that Policy Year means your Policy will become a Modified Endowment Contract. You may direct us to accept premium payments or other instructions that will cause your Policy to be treated as a Modified Endowment Contract by signing a Modified Endowment Contract Election Form. You should speak to a qualified tax advisor for complete information regarding Modified Endowment Contracts.

•     If applying the premium payment to your Policy will increase the Net Amount At Risk. This will happen if your Policy’s Death Benefit is equal to the Minimum Death Benefit or would be equal to it once we applied your premium payment.

Allocating Your Premiums

We generally allocate your Net Premiums to the Investment Options you have chosen on your application on the day we receive them. If we do not have Allocation Instructions, we will contact you to obtain updated Allocation Instructions.

We reserve the right to limit aggregate allocations to the Fixed Options during the most recent 12 months for all Pacific Life policies in which you have an ownership interest or to which payments are made by a single payor, to $1,000,000. Any allocations in excess of these limits will be allocated to your other Investment Options according to your most recent Allocation Instructions. If we do not have Allocation Instructions that include other available Investment Options, any allocations in excess of the limit will be allocated to the currently available money market Fund. We may increase the limits at any time at our sole discretion. To find out if higher limits are in effect, ask your life insurance producer or contact us.

HOW YOUR POLICY CAN LAPSE

Policy Lapse and Grace Period

Your Policy remains In Force as long as your Net Cash Surrender Value is greater than your Policy’s total monthly charge. The Net Cash Surrender Value is equal to the Policy’s Accumulated Value less any surrender charges and any Policy Debt. Insufficient premium payments, poor investment performance, withdrawals, and unpaid loans or loan interest may cause your Policy to lapse. That means no death benefit will be paid. There is no guarantee that your Policy will not lapse even if you pay your planned premium. You should consider a periodic review of your Policy with your life insurance producer.

If your Policy’s Net Cash Surrender Value is less than the total monthly charge, your policy will enter its Grace Period. We will give you a Grace Period of 61 days from the date we send the notice to pay sufficient premium to keep your Policy In Force. Your Policy will remain In Force during the Grace Period. We may accept an amount that is less than the amount provided in the notice to keep the Policy In Force. If you receive a notice, speak with your life insurance producer or contact us directly if you have any questions.

If we do not receive your payment within the Grace Period, your Policy will lapse with no value and any positive Net Cash Surrender Value will be sent to you. This means we will end your life insurance Coverage. If we receive your payment within the Grace Period, we will allocate your Net Premium on the day it is received to the Investment Options you have chosen and deduct the monthly charge from your Investment Options as an Account Deduction at the next policy monthly payment date.

Reinstatement

If your Policy lapses, you have three years from the end of the Grace Period to apply for a reinstatement. We will consider your reinstatement request if you send us the following:

•     a written application

•     evidence satisfactory to us that the Insured is still insurable in the same or similar Risk Class as when the Policy was issued

•     a premium payment sufficient, after reduction by any premium load, to:

•     bring the Net Cash Surrender Value positive,

•     plus three times the Monthly Deduction due when the Policy was reinstated.

We will reinstate your Policy as of the first Monthly Payment Date on or after the day we approve the reinstatement. We will allocate the Accumulated Value according to your most recent premium Allocation Instructions.

At reinstatement:

•     The Accumulated Value upon reinstatement will equal the Accumulated Value at the date of lapse less the Policy Debt at the time of lapse. Any negative Accumulated Value will be due in addition to sufficient premium at the time of reinstatement.

•     Surrender charges and Policy charges for the coverages under this Policy will resume on their schedule as of the Monthly Payment Date when lapse occurred.

•     Cost of Insurance Charges will be calculated using Cost of Insurance Rates that resume their original schedule as if lapse had never occurred, reflecting the Insured’s Age at reinstatement and Policy duration measured from the original Policy Date.

After the reinstatement premium has been applied, regular Policy processing will occur for the period of time when coverage was provided during the grace period. There will be no Monthly Deduction and no interest credits between the time of lapse and reinstatement.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY

You can take out all or part of your Policy’s Accumulated Value while your Policy is In Force by making withdrawals or surrendering your Policy. Making a withdrawal or surrendering your Policy can change your Policy’s tax status, generate taxable income, or make your Policy more susceptible to lapsing. Be sure to plan carefully before using these Policy benefits. Withdrawals may increase the chance of your Policy lapsing.

Making Withdrawals

You can withdraw part of your Policy’s Accumulated Value starting on your Policy’s first anniversary and until the Monthly Deduction End Date. Here’s how it works:

•     You must send us a Written Request that’s signed by all owners.

•     Each withdrawal must be at least $200, and the Net Cash Surrender Value of your Policy after the withdrawal must be at least $500.

•     We will not accept your request to make a withdrawal if it will cause your Policy to become a Modified Endowment Contract, unless you have told us in writing that you want your Policy to become a Modified Endowment Contract.

•     We may charge you $25 for each withdrawal you make. (There is no charge currently imposed upon a withdrawal.)

•     The Accumulated Value, Cash Surrender Value and Net Cash Surrender Value of your Policy will be reduced by the amount of each withdrawal. The withdrawal will be processed as an Account Deduction.

•     If the Insured dies after you have sent a withdrawal request to us, but before we have made the withdrawal, we will deduct the amount of the withdrawal from any Death Benefit Proceeds owing.

How withdrawals affect your Policy’s Death Benefit

Making a withdrawal will affect your Policy’s Death Benefit in the following ways:

•     If your Policy’s Death Benefit does not equal the Minimum Death Benefit, the Death Benefit may decrease by the amount of your withdrawal.

•     If your Policy’s Death Benefit equals the Minimum Death Benefit, the Death Benefit may decrease by more than the amount of your withdrawal.

How withdrawals affect your Policy’s Face Amount

If you have chosen Death Benefit Option B, making a withdrawal does not reduce your Policy’s Total Face Amount.

If you have chosen Death Benefit Option A, then a withdrawal may reduce your Policy’s Total Face Amount depending on the timing and withdrawal amount. During the first 15 Policy years, the first withdrawal of each Policy year will not reduce the Total Face Amount if the lesser of $10,000 or 10% of the Net Cash Surrender Value was withdrawn. If you withdraw a larger amount, make additional withdrawals during the first 15 Policy years, or make any withdrawal beyond Policy year 15, the Total Face Amount will usually be reduced by the amount, if any, by which the Total Face Amount exceeds the result of the Death Benefit immediately before the withdrawal minus the amount of the withdrawal.

We reserve the right to refuse any withdrawal request that would reduce the Policy’s Total Face Amount to less than $1 after the withdrawal.

Surrendering Your Policy

You can surrender or cash in your Policy at any time while the Insured is alive.

Here are some things you need to know about surrendering your Policy:

•     You must send us your Policy and a Written Request.

•     We will send you the Policy’s Net Cash Surrender Value. Surrender proceeds will be paid in a single lump sum check. We may make other options available in addition to the single check option.

•     Each Basic Coverage Layer has a 15-year surrender charge period. If you have a Basic Coverage layer on your Policy that’s been In Force for less than 15 years, a surrender charge will apply if you surrender your Policy.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time you buy the Policy, surrender or make withdrawals from the Policy, or transfer Accumulated Value between Investment Options.

TRANSACTION FEES
CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Maximum Sales Charge Imposed on Premiums (Load)
Basic premium load	Upon receipt of premium	[ ]% of basic premium
General Account surplus premium load	Upon receipt of premium allocated to the General Account (Fixed Account) that exceeds the Premium band amount	[ ]% of General Account surplus premium
Internal premium load	Upon receipt of a replacement or conversion of a policy you have with us	[ ]% of internal premium
Minimum and Maximum surrender charge[1]	Upon full surrender of the Policy if any Basic Coverage Layer has been in effect for less than 15 years.	$[ ]-$[ ] per $1,000 of Basic Face Amount

Charge for a representative Insured		Charge is $[ ] per $1,000 of Basic Face Amount at end of Policy Year 1 for a male standard non-smoker who is Age 45 at Policy issue
Withdrawal charge[2]	Upon partial withdrawal of Accumulated Value	$25 per withdrawal
Transfer fees[2]	Upon transfer of Accumulated Value between Investment Options	$25 per transfer in excess of 12 per Policy Year
Illustration request[2]	Upon request of Policy illustration in excess of 1 per year	$25

1      The surrender charge is based on the Age and Risk Class of the Insured, as well as the Death Benefit Option you choose. The surrender charge reduces to $0 after 15 years from the effective date of each Coverage Layer. The surrender charge shown in the table may not be typical of the surrender charge you will pay. Ask your life insurance producer for information on this charge for your Policy. The surrender charge for your Policy will be stated in the Policy Specifications.

2      We currently do not impose this charge.

The next table describes the fees and expenses that you will pay periodically during the time you own the Policy, not including portfolio fees and expenses.

PERIODIC CHARGES OTHER THAN FUND OPERATING EXPENSES
CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Base Policy Charges:
Cost of Insurance[1,2]
Minimum and Maximum guaranteed charge	Monthly Payment Date	$[ ]–$[ ] per $1,000 of Net Amount At Risk
Charge for a representative Insured		Maximum guaranteed charge during Policy Year 1 is $[ ] per $1,000 of Net Amount At Risk for a male standard non-smoker who is Age 45 at Policy issue[3]
Minimum and Maximum current charge		$[ ] –$[ ] per $1,000 of Net Amount At Risk
Charge for a representative Insured		Current charge during Policy Year 1 is $[ ] per $1,000 of Net Amount At Risk for a male standard non-smoker who is Age 45 at Policy issue[3]
Administrative charge[1]
Maximum guaranteed and current charge	Monthly Payment Date	$[10.00]
Asset charge[1]
Maximum guaranteed and current charge	Monthly Payment Date

Maximum guaranteed charge is [0.36]% annually ([0.03]% monthly) of unloaned Accumulated Value

Current charge is [0.15]% annually ([0.0125]% monthly) of unloaned Accumulated Value for Policy Years 1 through 20 and [0.15]% annually ([0.0125]% monthly) of unloaned Accumulated Value for Policy Years 21 and each Policy Year thereafter.

Coverage charge1,4,
Minimum and Maximum guaranteed charge	Monthly Payment Date, beginning on effective date of each Basic Life Coverage Layer	$[ ] per Policy plus $[ ]–$[ ] per $1,000 of Basic Life Coverage Layer
Charge for a representative Insured

Maximum guaranteed charge during Policy Year 1 is $[    ] per Policy plus $[    ] per $1,000 of Basic Life Coverage Layer for a male standard non-smoker who is Age 45 at Policy issue, with Death Benefit Option A3.

Minimum and Maximum current charge		$[ ] per Policy plus $[ ]–$[ ] per $1,000 of Basic Life Coverage Layer, multiplied by a Coverage Charge Factor of 0% to 100%
Charge for a representative Insured		Current charge during Policy Year 1 is $[ ] per Policy[8] plus $[ ] per $1,000 of Basic Life Coverage Layer for a male standard non-smoker who is Age 45 at Policy issue, with Death Benefit Option A3
Loan interest charge
Maximum guaranteed and current charge	Policy Anniversary	2.25% of Policy’s Loan Account balance annually[5]
Optional Benefit Charges (Riders)[6]:
Flexible Duration No-Lapse Guarantee Rider
Minimum and Maximum guaranteed charge	Monthly Payment Date	$[ ]–$[ ] per $1,000 of Net Amount of Risk
Charge for a representative Insured		Maximum guaranteed charge is $[ ] per $1,000 of Net Amount At Risk at the end of Policy Year 1 for a male standard non-smoker who is Age 45 at Policy issue[3]
Minimum and Maximum current charge		$[ ]–$[ ] per $1,000 of Net Amount of Risk

PERIODIC CHARGES OTHER THAN FUND OPERATING EXPENSES
CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Charge for a representative Insured		Current charge is $0.03 per $1,000 of Net Amount At Risk at the end of Policy Year 1 for a male standard non-smoker who is Age 45 at Policy issue[3]
Short-Term No-Lapse Guarantee Rider
Minimum and Maximum guaranteed charge	Not applicable	$0.00
Conversion Rider
There is no current or guaranteed charge on this Rider.	Not applicable	There is no charge deducted - the guaranteed maximum charge is $0
Premier Chronic Illness Rider
Minimum and Maximum guaranteed charge	Monthly Payment Date	$[ ]–$[ ] per $1,000 of Rider Net Amount at Risk
Charge for a representative Insured		Maximum guaranteed charge is $[ ] per $1,000 of Rider Net Amount at Risk for a male, who is Age 45 at Policy Issue[3]
Minimum and Maximum current charge		$[ ]–$[ ] per $1,000 of Rider Net Amount at Risk

Charge for a representative Insured		Current charge is $[ ] per $1,000 of Rider Net Amount at Risk for a single male, who is Age 45 at Policy Issue with a 2.0% benefit[3]
Premier Living Benefits Rider 2
Minimum and Maximum guaranteed charge (Not available for Policy’s issued in California; Not available for Policy’s issued with the Terminal Illness Rider)	At Rider exercise

There is no additional charge for this Rider. However, upon receiving a benefit payment there will be a reduction in Death Benefit and Policy values. See POLICY BENEFITS–Optional Riders and Benefits–Premier Living Benefits Rider 2

Premier Living Benefits Rider
Minimum and Maximum guaranteed charge (Only available for Policy’s issued in California)	At Rider exercise

There is no additional charge for this Rider. However, upon receiving a benefit payment there will be a reduction in Death Benefit and Policy values. See POLICY BENEFITS–Optional Riders and Benefits–Premier Living Benefits Rider

Terminal Illness Rider
Minimum and Maximum guaranteed charge (Not available for Policy’s issued with the Premier Living Benefits Rider 2)	At Rider exercise

There is no additional charge for this Rider. However, upon receiving a benefit payment there will be a reduction in Death Benefit and Policy values. See POLICY BENEFITS–Optional Riders and Benefits–Terminal Illness Rider

1     The guaranteed charge is reduced to zero on and after your Policy’s Monthly Deduction End Date.

2      Cost of insurance rates apply uniformly to all members of the same Class and vary based on Age, sex, and Risk Class of the Insured. The cost of insurance charges shown in the table may not be typical of the charges you will pay. Your Policy Specifications will indicate the guaranteed cost of insurance charge applicable to your Policy, and more detailed information concerning your cost of insurance charges is available on request from your life insurance producer or us. Also, before you purchase the Policy, you may request personalized illustrations of your hypothetical future benefits under the Policy based upon the Insured’s Risk Class, the Death Benefit Option, Face Amount, planned premiums, and any Riders requested. Cost of insurance rates for your Policy will be stated in the Policy Specifications and calculated using the Net Amount At Risk.

3      Charges shown for the representative insured may not be typical of the charges you will pay.

4      The Coverage charge rate is based on the Age, sex, and Risk Class of the Insured on the Policy Date or date Rider is effective. It also varies with the Death Benefit Option you choose. Each Coverage Layer will have a corresponding Coverage charge related to the amount of the increase, based on the Age and Risk Class of the Insured at the time of the increase. Ask your life insurance producer for information regarding this charge for your Policy. The Coverage charge for your Policy will be stated in the Policy Specifications.

5      In addition to the loan interest charge, the Loan Account Value that is used to secure Policy Debt will be credited interest at a minimum of 2.00% to help offset the loan interest charge of 2.25%. Loan interest on the Loan Account and Policy Debt accrues daily and any loan interest that has accrued is due on each Policy Anniversary. Any unpaid loan interest on each Policy Anniversary will be added to the Loan Account. On each Policy Anniversary, we transfer the excess of the Policy Debt over Loan Account Value from the Investment Options to the Loan Account. If the Loan Account Value is greater than Policy Debt, then such excess is transferred from the Loan Account to the Variable Options or the Fixed Account on a proportionate basis according to your most recent Allocation Instructions.

6      Riders are described under POLICY BENEFITS – Optional Riders and Benefits. Rider charges are based on the Age and Risk Class of the person insured under the Rider on the effective date of the Rider. Ask your life insurance producer for information on optional Rider charges for your Policy. The charges for any optional benefit Riders you add to your Policy will be stated in the Policy Specifications.

The next item shows the minimum and maximum total operating expenses charged by the Fund that you pay periodically during the time that you own the Policy. These amounts also include the Policy’s Asset Charge. A complete list of Funds available under the Policy, including their annual expenses, may be found at the back of this document in the FUNDS AVAILABLE UNDER THE POLICY APPENDIX.

Annual Fund Expenses

	Minimum	Maximum
Expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses.	[ ]%	[ ]%

FUNDS AVAILABLE UNDER THE POLICY APPENDIX

The following is a list of Funds available under the Policy. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at [website]. You can also request this information at no cost by calling [PL phone number] or by sending an email request to [email address]. Depending on the optional benefits you choose, you may not be able to invest in certain Funds. See the Allowable Investment Options section after the Fund table below.

The current expenses and performance information below reflects fee and expenses of the Funds, but do not reflect the other fees and expenses that your Policy may charge such as the Asset Charge. Expenses would be higher and performance would lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses[1]	Asset Charge[2]	Current Expenses + Asset Charge	Average Annual Total Returns (as of 12/31/21)
					1 Year	5 Year	10 Year
Seeks to achieve long-term capital appreciation.	DFA VA International Small Portfolio; Dimensional Fund Advisors LP		0.36%
Seeks to achieve a stable real return in excess of the rate of inflation with a minimum of risk.	DFA VA Short-Term Fixed Portfolio; Dimensional Fund Advisors LP		0.36%
Seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Bloomberg Barclays U.S. Aggregate Bond Index.	Fidelity VIP Bond Index Portfolio Initial Class; Fidelity Management & Research Company LLC		0.36%
Seeks as high a level of current income as is consistent with preservation of capital and liquidity.	Fidelity® VIP Government Money Market Portfolio Service Class; Fidelity Management & Research Company LLC		0.36%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses[1]	Asset Charge[2]	Current Expenses + Asset Charge	Average Annual Total Returns (as of 12/31/21)
					1 Year	5 Year	10 Year
Seeks to provide investment results that correspond to the total return of foreign developed and emerging stock markets.	Fidelity® VIP International Index Portfolio Initial Class; Fidelity Management & Research Company LLC		0.36%
Seeks to provide investment results that correspond to the total return of a broad range of U.S. stocks.	Fidelity® VIP Total Market Index Initial Class; Fidelity Management & Research Company LLC		0.36%
Seeks long-term growth of capital by investing primarily in securities of companies that meet the Fund’s environmental, social and governance (ESG) criteria.	Neuberger Berman Sustainable Equity Portfolio Class I; Neuberger Berman Investment Advisers LLC		0.36%
Seeks investment results that correspond to the total return of common stocks that are publicly traded in the U.S.	Pacific Select Fund Equity Index Portfolio Class P; Pacific Life Fund Advisors LLC (BlackRock Investment Management, LLC)		0.36%
Seeks long-term growth of capital and low to moderate income, while giving consideration to certain environmental, social and governance (“ESG”) criteria.	Pacific Select Fund ESG Diversified Portfolio Class P; Pacific Life Fund Advisors LLC		0.36%
Seeks to provide capital appreciation.	Pacific Select Fund Hedged Equity Portfolio Class P; Pacific Life Fund Advisors LLC (J. P. Morgan Investment Management Inc.)		0.36%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses[1]	Asset Charge[2]	Current Expenses + Asset Charge	Average Annual Total Returns (as of 12/31/21)
					1 Year	5 Year	10 Year
Seeks current income and moderate growth of capital.	Pacific Select Fund Pacific Dynamix – Conservative Growth Portfolio Class P; Pacific Life Fund Advisors LLC		0.36%
Seeks moderately high, long-term growth of capital with low, current income.	Pacific Select Fund Pacific Dynamix – Growth Portfolio Class P; Pacific Life Fund Advisors LLC		0.36%
Seeks long-term growth of capital and low to moderate income.	Pacific Select Fund Pacific Dynamix – Moderate Growth Portfolio Class P; Pacific Life Fund Advisors LLC		0.36%
Seeks investment results that correspond to the total return of an index of small-capitalization companies.	Pacific Select Fund Small-Cap Index Portfolio Class P; Pacific Life Fund Advisors LLC (BlackRock Investment Management, LLC)		0.36%
Seeks to provide a high level of current income.	Vanguard® VIF High Yield Bond Portfolio; Wellington Management Company, LLP		0.36%
Seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks.	Vanguard® VIF Mid-Cap Index Portfolio; The Vanguard Group, Inc.		0.36%
Seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity	Vanguard® VIF Real Estate Index Portfolio; The Vanguard Group, Inc.		0.36%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses[1]	Asset Charge[2]	Current Expenses + Asset Charge	Average Annual Total Returns (as of 12/31/21)
					1 Year	5 Year	10 Year
REITs and other real estate-related investments.

1 To help limit Fund expenses, Fund advisers have contractually agreed to reduce investment advisory fees or otherwise reimburse certain Portfolios of their respective Funds which reflect temporary fee reductions. There can be no assurance that Fund expense waivers or reimbursements will be extended beyond their current terms as outlined in each Fund prospectus, and they may not cover certain expenses such as extraordinary expenses. See each Fund prospectus for complete information regarding these arrangements.

2 The Asset charge is guaranteed not to increase for the life of your Contract.

ALLOWABLE INVESTMENT OPTIONS

At initial purchase and during the entire time that you own the Flexible Duration No Lapse Guarantee Rider, you must allocate 100% of your Accumulated Value among the allowable Investment Options.

Currently, the allowable Investment Options are as follows:

Allowable Investment Options
[TBD]

We may add or remove an allowable Investment Option at any time. Following a change, your current allocation of Accumulated Value may not comply with our revised allocation requirements for this Rider. As a result, you will be required to reallocate your Policy Accumulated Value to the revised allowable Investment Options in order to maintain the Rider benefits. We have the right to significantly reduce the number of allowable Investment Options even to a single conservative Investment Option. Our right to add or remove allowable Investment Options may limit the number of Investment Options that are otherwise available to you under your Policy. Please discuss with your life insurance producer if this Policy and Rider are appropriate for you given our right to make changes to the allowable Investment Options.

We may make a change due to a fund reorganization, fund substitution, fund liquidation, or to help protect our ability to provide the guarantees under the Rider (for example, changes in an underlying portfolio’s investment objective and principal investment strategies, or changes in general market conditions). If such a change is required, we will provide you with reasonable notice (generally 90 calendar days) prior to the effective date of such change to allow you to reallocate your Accumulated Value to maintain your Rider benefits. If you do not reallocate your Accumulated Value to comply with the new allocation requirements, your Rider will terminate.

We will send you written notice in the event any transaction made by you will cause the Rider to terminate for failure to invest according to the investment allocation requirements. However, you will have at least 20 calendar days starting from the date of our written notice, to instruct us to take appropriate corrective action to continue the Rider. If you take appropriate corrective action and continue the Rider, the Rider benefits and features available immediately before the terminating event will remain in effect.

The allowable Investment Options seek to minimize risk and may reduce overall volatility in investment performance, which may reduce investment returns, and may reduce the likelihood that we will be required to make provide benefits under the optional benefit Rider. The reduction in volatility permits us to more effectively provide the guarantees under the Policy.

This summary prospectus incorporates by reference the prospectus and Statement of Additional Information for the Policy, both dated May 1, [     ], as supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract No. C000221178